FOR IMMEDIATE RELEASE

       KINETIKS.COM, INC. COMPLETES PRIVATE PLACEMENT

DENVER - (BUSINESS WIRE) - Nov. 5, 1999 -- Kinetiks.com, Inc. (OTCBB: KNET), a fully reporting company, announced that it completed a private placement of $1,000,000. This will allow its wholly owned subsidiary, eLinear Corporation to execute its aggressive growth business model. "Investors certainly validated our company's ability and growth strategy by completing the private placement within such a short time frame," said Jon Ludwig, the company's president.

eLinear Corporation is a full service Internet consulting firm focused on developing business-to-business e-commerce solutions that maximize "Return on Internet Investment" or ROII. eLinear's solutions are designed to enable clients to connect with their suppliers, vendors and employees through the Internet. eLinear's major client is IBM. The company anticipates profitability with revenue surpassing $1.1 million in 1999.

Shawn Warn of IBM praised the company stating, "IBM has realized phenomenal cost savings and increased our speed to market by combining thousands of web pages and multiple content editors into one standardized solution." Mr. Ludwig added, "We look forward to applying the same consulting methodology that worked so well with IBM to our other clients."

This news release contains forward-looking statements concerning long-term sales and income. This information should be read in conjunction with cautionary statements contained in Kinetiks' 10K.

Contacts:

Steve Goodman (720) 748-2615
Jon Ludwig (303) 543-1408